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Bank of America Corporation and Subsidiaries                       Exhibit 12(b)
Ratio of Earnings to Fixed Charges and Preferred Dividends

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                                                      Six Months                       Year Ended December 31
                                                         Ended       --------------------------------------------------------------
(Dollars in millions)                                June 30, 2001    2000         1999           1998          1997        1996
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
Excluding Interest on Deposits

Income before income taxes                                $ 6,065     $11,788     $12,215      $ 8,048       $10,556    $ 9,311

Less: Equity in undistributed earnings of
  unconsolidated subsidiaries                                  (2)        (27)       (167)         162           (49)        (7)

Fixed charges:
     Interest expense (including capitalized interest)      5,421      13,806      10,084        9,479         8,219      7,082
     1/3 of net rent expense                                  187         368         342          335           302        282
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        Total fixed charges                                 5,608      14,174      10,426        9,814         8,521      7,364

Preferred dividend requirements                                 3           9          10           40           183        332
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Earnings (excluding capitalized interest)                 $11,671     $25,935     $22,474      $18,024       $19,028    $16,668
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Fixed charges and preferred dividends                     $ 5,611     $14,183     $10,436      $ 9,854       $ 8,704    $ 7,696
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Ratio of earnings to fixed charges and preferred
  dividends                                                  2.08        1.83        2.15         1.83          2.19       2.17
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
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                                                      Six Months                       Year Ended December 31
                                                         Ended       --------------------------------------------------------------
                                                     June 30, 2001    2000         1999           1998          1997        1996
(Dollars in millions)
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
Including Interest on Deposits

Income before income taxes                                $ 6,065    $11,788     $12,215        $ 8,048    $10,556     $ 9,311

Less: Equity in undistributed earnings of
  unconsolidated subsidiaries                                  (2)       (27)       (167)           162        (49)         (7)

Fixed charges:
     Interest expense (including capitalized interest)     10,497     24,816      19,086         20,290     18,903      16,682
     1/3 of net rent expense                                  187        368         342            335        302         282
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        Total fixed charges                                10,684     25,184      19,428         20,625     19,205      16,964

Preferred dividend requirements                                 3          9          10             40        183         332
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Earnings (excluding capitalized interest)                 $16,747    $36,945    $ 31,476       $ 28,835    $29,712     $26,268
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Fixed charges and preferred dividends                     $10,687    $25,193    $ 19,438       $ 20,665    $19,388     $17,296
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Ratio of earnings to fixed charges and preferred             1.57       1.47        1.62           1.40       1.53        1.52
   dividends
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